UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 8, 2009
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	001-14471 (Commission File Number)	52-1574808 (IRS Employer Identification Number)
7720 North Dobson Road
Scottsdale, Arizona 85256
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 8, 2009, Medicis Pharmaceutical Corporation (the “Company”) entered into a License and Settlement Agreement (the “License and Settlement Agreement”) and a Joint Development Agreement (the “Joint Development Agreement”) with Perrigo Israel Pharmaceuticals Ltd. Perrigo Company was also a party to the License and Settlement Agreement. Perrigo Israel Pharmaceuticals Ltd. and Perrigo Company are collectively referred to as “Perrigo.”
     In connection with the License and Settlement Agreement, the Company and Perrigo agreed to terminate all legal disputes between them relating to the Company’s VANOS® (fluocinonide) Cream. In addition, Perrigo confirmed that certain of the Company’s patents relating to VANOS® are valid and enforceable, and cover Perrigo’s activities relating to its generic product under Abbreviated New Drug Application (ANDA) No. 090256. Further, subject to the terms and conditions contained in the License and Settlement Agreement:
•	the Company granted Perrigo, effective December 15, 2013, or earlier upon the occurrence of certain events, a license to make and sell generic versions of the existing VANOS® products; and

•	when Perrigo does commercialize generic versions of VANOS® products, Perrigo will pay the Company a royalty based on sales of such generic products.
     Pursuant to the Joint Development Agreement, subject to the terms and conditions contained therein:
•	the Company and Perrigo will collaborate to develop a novel proprietary product;

•	the Company has the sole right to commercialize the novel proprietary product;

•	if and when a New Drug Application (NDA) for a novel proprietary product is submitted to the United States Food and Drug Administration, the Company and Perrigo shall enter into a commercial supply agreement pursuant to which, among other terms, for a period of three years following approval of the NDA, Perrigo would exclusively supply to the Company all of the Company’s novel proprietary product requirements in the United States;

•	the Company will make an up-front $3 million payment to Perrigo and will make additional payments to Perrigo of up to $5 million upon the achievement of certain development, regulatory and commercialization milestones; and

•	the Company will pay to Perrigo royalty payments on sales of the novel proprietary product.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2009	By:	/s/ Jason D. Hanson
Jason D. Hanson
Executive Vice President, General Counsel and Corporate Secretary